Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Robust First Quarter 2004 Results

New York, NY, May 7, 2004 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its first quarter ended March 31, 2004.

First Quarter Financial Highlights

•	Revenue for the first quarter increased 29% to $27.9 million, versus $21.7 million in the first quarter of 2003.
•	In the 2004 first quarter, the Company reported a net loss of ($706,000), or ($0.03) per share, as compared to a net loss of ($1.2) million, or ($0.04) per share, in the 2003 first quarter.

“Q1 was solid,” said John Katzman, Chief Executive Officer of The Princeton Review.  “All three divisions grew nicely.  Test Prep returned to double-digit growth.  K-12 continued its quick growth into large districts. And Admissions signed a contract with the State of Colorado to provide post-secondary counseling services.  Most importantly, we have executed well on our existing contracts, both in terms of our service and our academic gains.  Every day, we prove we can make a transformative difference in US education.”

Test Prep

Test Prep had solid growth this quarter with revenue and student starts up 18% and 19%, respectively, over Q1 2003.  All areas within this division executed well, particularly the Company’s retail classroom courses and one-to-one tutoring.

The division’s efforts to reinvigorate retail classroom courses resulted in a considerable increase in student enrollments, particularly SAT and MCAT.  The overall rebound in retail courses is expected to continue as the test preparation for the new SAT begins this summer, and the Company prepares to launch its new, comprehensive LSAT course.  Efforts to better reach parents and kids in wider areas of the country have led to significant growth in one-to-one tutoring, which saw revenue up 49% and student starts up 95% over Q1 last year.  Finally, Test Prep had nice growth in sales of Supplemental Educational Services (SES) programs, and the Company expects healthy demand from districts that need reliable partners here.

K-12 Services

K-12 Services had another terrific quarter.  Revenue more than doubled to $6.3 million and the sales pipeline continues to grow.  Gross margins in this division declined due to a shift in product mix towards professional development services, which carry somewhat lower margins.  K-12 Services continued to execute well on all its large-scale contracts, and the Company believes its customers are satisfied with both its service and the academic gains it is producing.  The division’s work in New York City, Philadelphia, and elsewhere has led to active discussions with a number of other large districts, any of which have the potential to accelerate its already aggressive growth track.

Admissions Services

Revenue in Admissions Services grew 6% to $2.8 million; more significantly, through effective cost controls, the division reduced its operating loss by 50% versus Q1 2003.  The renewal season is off to a solid start and the division is well on pace for a 90% client renewal rate this year.  The division also had great success in signing on a number of new higher education clients, including Syracuse University, Colorado State University, Air Force Academy, Northeastern College, Merrimack College, Imperial College in London and University of New South Wales.  The new contracts included some application services technology, but on plan, the overall product mix this quarter was more heavily skewed to marketing services.

Finally, the division signed a first-of-its-kind pilot program, called High Horizons, in which it will supply substantial help to the post-secondary counseling efforts in 21 Colorado middle and high schools.  The Company believes this effort will efficiently and dramatically bring more students to successful college experiences.  With the enormous attention this effort has received from all levels of state and national educators, the Company anticipates that revenue from school systems will be a significant future growth driver for Admissions Services.

Business Outlook

For the second quarter of 2004, the Company expects revenue in the range of $28 million to $30 million, up about 30% from Q2 of 2003, and EPS in the range of breakeven to $0.02.  The Company maintains its 2004 full-year estimates of revenue in the range of $130 million to $135 million and EPS in the range of $0.28 to $0.32.

The Princeton Review will review its first quarter 2004 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (913) 981-5518 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 461353, through May 12, 2004.

About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption “Risk Factors” in The Princeton Review’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
(in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended March 31,

	2004	2003

	(unaudited)
Revenue
Test Preparation Services	$18,830	$16,030
K-12 Services	6,283	2,990
Admissions Services	2,834	2,674

Total revenue	27,947	21,694

Cost of revenue
Test Preparation Services	5,839	4,500
K-12 Services	3,664	1,212
Admissions Services	596	908

Total cost of revenue	10,099	6,620

Gross profit	17,848	15,074

Operating expenses	18,984	17,051

Loss from operations	(1,136)	(1,977)

Interest expense	(115)	(144)
Other income	34	47

Loss before benefit for income taxes	(1,217)	(2,074)
Benefit for income taxes	511	871

Net loss	$(706)	$(1,203)

Net loss per share - basic and diluted	$(0.03)	$(0.04)

Weighted average shares used in computing basic and diluted net loss per share	27,391	27,272

Balance Sheet Data
	31-Mar-04	31-Dec-03

	(unaudited)
Cash and cash equivalents	$7,932	$13,937
Total assets	120,715	121,697
Long term debt	6,149	5,710
Stockholders’ equity	83,768	84,467